Exhibit 5.1

[Form of Exhibit 5.1 Opinion]

DRAFT

[                  ], 2020

MDC Partners Inc.

330 Hudson Street, 10th Floor

New York, New York 10013

Ladies and Gentlemen:

We have acted as special United States counsel to MDC Partners Inc., a corporation continued under the laws of Canada (the “Company” or “MDC Canada”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of MDC Canada’s registration statement on Form S-4 (including the documents incorporated by reference therein, herein called the “Registration Statement”), relating to the proposed domestication (the “U.S. Domestication”) of MDC Canada in the State of Delaware under the name MDC Partners Inc. MDC US and the registration of (i) 75,375,875 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), and (ii) 3,743 shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Securities”), as described in the Registration Statement. The U.S. Domestication shall be effected pursuant to a “continuance” effected in accordance with Section 188 of the Canada Business Corporations Act (the “CBCA”) and a concurrent “domestication” effected in accordance with Section 388 (“Section 388”) of the General Corporation Law of the State of Delaware. The “domestication” pursuant to Section 388 is being effected by filing a certificate of corporate domestication and a certificate of incorporation in respect of the Company with the Secretary of State of the State of Delaware (the “Secretary of State”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

MDC Partners Inc., p. 2

(b)	a form of the certificate of corporate domestication of MDC US to be filed with the Secretary of State (the “Certificate of Corporate Domestication”), filed as Exhibit 3.3 to the Registration Statement;

(c)	a form of MDC US’s certificate of incorporation to be filed with the Secretary of State (the “Certificate of Incorporation” and, together with the Certificate of Corporate Domestication, the “Certificates”), filed as Exhibit 3.4 to the Registration Statement; and

(d)	a form of the by-laws to be adopted by MDC US, filed as Exhibit 3.5 to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, upon filing of the Certificates with the Secretary of State in accordance with Section 388:

1.	the Class A Common Stock will be validly issued by MDC US, fully paid and nonassessable; and

2.	the Class B Common Stock will be validly issued by MDC US, fully paid and nonassessable.

In rendering the opinions expressed above, we have further assumed that (1) MDC Canada is, and at all times prior to the effectiveness of the U.S. Domestication will be, duly organized, validly existing and in good standing under the laws of Canada and under the CBCA and has the full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388; (2) at all times relevant for purposes of rendering our opinions as expressed herein, the laws of Canada and the CBCA permitted, and will permit, the U.S. Domestication; (3) the U.S. Domestication was, or will be, duly authorized by the Company; (4) all necessary action was taken, or will be taken, under the CBCA and other applicable laws of Canada to authorize and permit the Domestication, including receipt of requisite approval by the shareholders of MDC Canada, and any and all consents, approvals and authorizations from applicable Canadian governmental authorities required to authorize and permit the U.S. Domestication have been, or will be, obtained; (5) the Certificates, in the forms thereof submitted for our review, without alteration or amendment (other than filling in the appropriate date and effective time) will be duly authorized and executed and thereafter be duly filed with the Secretary of State in accordance with Section 103 of the General Corporation Law and Section 388, and that no other certificate or document has been, or prior to the filing of the Certificates will be, filed by or in respect of MDC US with the Secretary of State and that the Company will pay all fees or other charges required to be paid in connection with the filing of the Certificates; (6) each share of Class A Common Stock and Class B Common Stock issued and outstanding prior to the U.S. Domestication is, and immediately prior to the effective time of the U.S. Domestication will be, duly authorized, validly issued, fully paid and nonassessable under the laws of Canada and the CBCA; and (7) each share of Class A Common Stock and Class B Common Stock issued and outstanding prior to the U.S. Domestication was not or will not be issued in violation of any preemptive or other similar rights arising under the laws of Canada and the CBCA, the organizational documents of the Company, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, or any court decree or order (including, without limitation, any settlement agreement).

MDC Partners Inc., p. 3

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” as counsel for the Company that has passed on the validity of the Securities, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By
[ ], a Partner